EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sensient Technologies Supplemental Benefit Plan and the Sensient Technologies Frozen Supplemental Benefit Plan of our reports dated February 13, 2008, with respect to the consolidated financial statements and schedule of Sensient Technologies Corporation for the years ended December 31, 2007 and 2006 and the effectiveness of internal control over financial reporting of Sensient Technologies Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Milwaukee, Wisconsin
November 19, 2008